Exhibit 10.16

SECOND AMENDMENT

THIS SECOND AMENDMENT (the “Amendment”) is made and entered into as of the 26th day of October 2005, by and between RREEF AMERICA REIT II CORP. MMM, a Maryland corporation (“Landlord”), and RACKABLE SYSTEMS, INC., a Delaware corporation (“Tenant”).

RECITALS

A.	Landlord (as successor in interest to EOP-Industrial Portfolio, L.L.C., a Delaware limited liability company) and Tenant are parties to that certain Lease dated November 27, 2001 (the “Original Lease”), which Original Lease has been previously amended by that certain First Amendment (the “First Amendment”) dated as of April 22, 2004 (collectively, the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 43,450 rentable square feet (the “Original Premises”) described as 1933 and 1971 Milmont Road, which is part of the building located at 1909-1971 Milmont Road, Milpitas, California (the “Building”), which is part of the project commonly known as Dixon Landing North (the “Project”).

B.	Tenant has requested that additional space containing approximately 9,830 rentable square feet described as 1909 Milmont Road of the Building shown on Exhibit A hereto (the “Expansion Space”) be added to the Premises and that the Lease be appropriately amended and Landlord is willing to do the same on the following terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.	Expansion and Effective Date. Effective as of December 1, 2005 (the “Expansion Effective Date”), the Premises, as defined in the Lease, is increased from approximately 43,450 rentable square feet of the Building to approximately 53,280 of the Building by the addition of the Expansion Space, and from and after the Expansion Effective Date, the Original Premises and the Expansion Space, collectively, shall be deemed the Premises, as defined in the Lease and as used herein. The Term for the Expansion Space shall commence on the Expansion Effective Date and end on the Extended Termination Date (as defined in the First Amendment). The Expansion Space is subject to all the terms and conditions of the Lease except as expressly modified herein and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Original Premises unless such concessions are expressly provided for herein with respect to the Expansion Space. The Expansion Effective Date shall be delayed to the extent that Landlord fails to deliver possession of the Expansion Space for any reason, including but not limited to, holding over by prior occupants. Any such delay in the Expansion Effective Date shall not subject Landlord to any liability for any loss or damage resulting therefrom. If the Expansion Effective Date is delayed, the Extended Termination Date under the Lease shall not be similarly extended. Landlord shall use commercially reasonable efforts to notify Tenant of (a) the date that Prior Tenant is expected to vacate the Expansion Space, and (b) the date that Prior Tenant actually vacates the Expansion Space.

2.	Contingency. This Amendment specifically is contingent upon the termination of that certain lease dated May 15, 2003 (the “Prior Tenant Lease”), by and between Landlord (as successor in interest to EOP-Industrial Portfolio, L.L.C., a Delaware limited liability company), and

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CyberNova Corporation, a California corporation (“Prior Tenant”) relating to the Expansion Space. Landlord currently is negotiating the terms of an agreement with Prior Tenant to terminate the Prior Tenant Lease (the “Prior Tenant Relocation Agreement”), with respect to the Expansion Space. If Landlord fails to enter into the Prior Tenant Relocation Agreement with Prior Tenant on or before the earlier of (i) October 28, 2005, or (ii) five (5) days following the date this Amendment, executed by Tenant, together with all prepaid rental and security deposits required hereunder, is delivered to Landlord, then Landlord may terminate this Amendment by providing written notice thereof to Tenant.

3.	Base Rent. In addition to Tenant’s obligation to pay Base Rent for the Original Premises, Tenant shall pay Landlord Base Rent for the Expansion Space as follows:

Term for Expansion Space	Annual Rate Per Square Foot	Annual Base Rent	Monthly Base Rent
Expansion Effective Date – Month 12	$8.40	$82,572.00	$6,881.00
Months 13 – 24	$9.00	$88,470.00	$7,372.50
Months 25 – 36	$9.60	$94,368.00	$7,864.00
Month 37 – 6/30/09	$10.20	$100,266.00	$8,355.50

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease. Tenant shall pay the first month’s Base Rent upon the execution of this Amendment by Tenant.

4.	Additional Security Deposit. Upon Tenant’s execution hereof, Tenant shall pay Landlord the sum of $10,419.80 which is added to and becomes part of the Security Deposit, if any, held by Landlord as provided under Section 19 of the Original Lease as security for payment of Rent and the performance of the other terms and conditions of the Lease by Tenant. Accordingly, simultaneous with the execution hereof, the Security Deposit is increased from $65,888.00 to $76,307.80.

5.	Additional Consideration. As additional consideration for this Amendment, Tenant agrees to pay Landlord upon Tenant’s execution hereof the amount of $5,000.00.

6.	Tenant’s Proportionate Share. For the period commencing with the Expansion Effective Date and ending on the Extended Termination Date, Tenant’s Proportionate Share for the Expansion Space and the Original Premises is, collectively, 26.28%.

7.	Operating Expenses. For the period commencing with the Expansion Effective Date and ending on the Extended Termination Date, Tenant shall pay for Tenant’s Proportionate Share of Operating Expenses applicable to the Expansion Space in accordance with the terms of the Lease, as amended hereby. Effective as of the Expansion Effective Date, Tenant’s Proportionate Share of Operating Expenses is estimated to be $2,064.30 per month. Tenant shall pay the first monthly installment of Tenant’s Proportionate Share of Operating Expenses upon the execution of this Amendment by Tenant.

8.	Improvements to Expansion Space.

8.1	Condition of Expansion Space. Tenant has inspected the Expansion Space and agrees to accept the same “as is” without any agreements, representations, understandings or

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obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment. Notwithstanding anything to the contrary set forth herein, except to the extent caused by Tenant or any of the Tenant Related Parties (as defined in Section 13.6 below) or Tenant’s contractors, the base Building electrical, heating, ventilation and air conditioning, mechanical and plumbing systems shall be in good and working order as of the date Landlord delivers possession of the Expansion Space to Tenant. If the foregoing are not in good and working order as provided above, Landlord shall be responsible for repairing or restoring same at its cost and expense promptly, provided that Tenant has delivered written notice thereof to Landlord not later than thirty (30) days following the Expansion Effective Date. Notwithstanding the foregoing, Tenant, and not Landlord, shall be responsible, at its cost, for any repairs or the correction of any defects that arise out of or in connection with the specific nature of Tenant’s business, the acts or omissions of Tenant, any Tenant Related Parties or Tenant’s arrangement of any furniture, equipment or other property in the Expansion Space, any repairs, alterations, additions or improvements performed by or on behalf of Tenant, and any design or configuration of the Expansion Space created by or for Tenant which specifically results in the need for such repair to the correction of such defect in the mechanical or electrical systems in the Expansion Space.

8.2	Condition of Expansion Space. Landlord shall deliver the Expansion Space to Tenant in “broom clean” condition.

8.3	Responsibility for Improvements to Expansion Space. Tenant may perform improvements to the Expansion Space in accordance with the terms of Exhibit B attached hereto and Tenant shall be entitled to an improvement allowance in connection with such work as more fully described in Exhibit B.

9.	Early Access to Expansion Space. During any period that Tenant shall be permitted to enter the Expansion Space prior to the Expansion Effective Date (e.g., to perform alterations or improvements), Tenant shall comply with all terms and provisions of the Lease, except those provisions requiring payment of Base Rent or Additional Rent as to the Expansion Space. If Tenant takes possession of the Expansion Space prior to the Expansion Effective Date for any reason whatsoever (other than as expressly set forth below), such possession shall be subject to all the terms and conditions of the Lease and this Amendment, and Tenant shall pay Base Rent and Additional Rent as applicable to the Expansion Space to Landlord on a per diem basis for each day of occupancy prior to the Expansion Effective Date. Notwithstanding the foregoing, upon the later to occur of (a) November 1, 2005 and (b) the date that this Amendment is fully executed and delivered by the parties hereto and Tenant delivers to Landlord the additional Security Deposit and the insurance certificates required hereunder, Tenant, at Tenant’s sole risk, shall be permitted to occupy the Premises solely for purposes of performing the Tenant Alterations pursuant to Exhibit B attached hereto and for installing furniture, equipment or other personal property. Such possession prior to the Expansion Effective Date shall be subject to all of the terms and conditions of the Lease, as amended hereby, except that Tenant shall not be required to pay Base Rent or Tenant’s Proportionate Share of Operating Expenses for the Expansion Space with respect to the period of time prior to the Expansion Space Date during which Tenant occupies the Expansion Space for such purposes. However, Tenant shall be liable for all Base Rent and Additional Rent payable with respect to the Original Premises and for any special or after hour services provided to Tenant during such period as described above.

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10.	Signage.

10.1	Monument Signage. For the period commencing with the Expansion Effective Date and ending on the Extended Termination Date and any extension thereof and provided that Tenant leases and occupies 100% of the Building, Tenant, at Tenant’s sole cost, but subject to governmental approval, shall have the right to place its name on the Building Monument sign located within Dixon Landing North (the “Monument Sign”). The design, size and color of the signage with Tenant’s name to be included on the Monument Sign, and the manner in which it is attached to the Monument Sign, shall be subject to all Regulations and the reasonable approval of Landlord and all applicable governmental authorities, and Landlord shall have the right to require that all names on the Monument Sign be of the same size and style. Tenant, at its cost, shall be responsible for the maintenance, repair or replacement of Tenant’s signage on the Monument Sign, which shall be maintained in a manner reasonably satisfactory to Landlord. Tenant’s right to place its name on the Monument Sign, and the location of Tenant’s name on the Monument Sign, shall be subject to the existing rights of existing tenants in the Building and the Project, and the location of Tenant’s name on the Monument Sign shall be further subject to Landlord’s reasonable approval. Although the Monument Sign will be maintained by Landlord, Tenant shall pay its proportionate share of the cost of any maintenance and repair associated with the Monument Sign.

10.1.1	Upon expiration or earlier termination of the Lease or Tenant’s right to possession of the Premises, or if Tenant leases and occupies less than 100% the Building, Landlord, at Tenant’s cost, payable as Additional Rent within thirty (30) days after demand therefor, shall have the right to remove Tenant’s signage from the Monument Sign and restore the Monument Sign to the condition it was in prior to installation of Tenant’s signage thereon, ordinary wear and tear excepted.

10.1.2	The rights provided in this Section 10.1 shall be non-transferable unless otherwise agreed by Landlord in writing.

10.2	Building Signage. Tenant shall be entitled to two (2) identification signs to be located on the front and rear of the Building (collectively, “Building Signage”). The exact location of the Building Signage shall be subject to all applicable Regulations and Landlord’s prior written approval, provided that the location does not detract from the quality of the Building or the Project. Such right to Building Signage is subject to the following terms and conditions:

10.2.1	Tenant shall submit plans and drawings for the Building Signage to the City of Milpitas and to any other public authorities having jurisdiction and shall obtain written approval from each such jurisdiction prior to installation, and shall fully comply with all applicable Regulations.

10.2.2	Tenant shall, at Tenant’s sole cost and expense, design, construct and install the Building Signage.

10.2.3	The appearance and size of the Building Signage shall be subject to Landlord’s prior written approval.

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10.2.4	Tenant shall maintain the Building Signage in good condition and repair, and all costs of maintenance and repair shall be borne by Tenant. Maintenance shall include, without limitation, cleaning and, if the Building Signage is illuminated, relamping at reasonable intervals. Tenant shall be responsible for any electrical energy used in connection with the Building Signage. Notwithstanding the foregoing, Tenant shall not be liable for any fee in connection with Tenant’s right to display the Building Signage in accordance with the Lease.

10.2.5	At Landlord’s option, Tenant’s right to the Building Signage may be revoked and terminated upon occurrence of any of the following events:

(a)	Tenant shall be in default under the Lease beyond any applicable cure period.

(b)	Tenant occupies less than 100% of the Premises.

(c)	The Lease shall terminate or otherwise no longer be in effect.

10.2.6	Upon the expiration or earlier termination of the Lease or at such other time that Tenant’s signage rights are terminated pursuant to the terms hereof, if Tenant fails to remove the Building Signage and repair the Building in accordance with the terms of the Lease, Landlord shall cause the Building Signage to be removed from the Building and the Building to be repaired and restored to the condition which existed prior to the installation of the Building Signage (including, if necessary, the replacement of any precast concrete panels), all at the sole cost and expense of Tenant and otherwise in accordance with the Lease, without further notice from Landlord notwithstanding anything to the contrary contained in the Lease. Tenant shall pay all costs and expenses for such removal and restoration within five (5) business days following delivery of an invoice therefor. The rights provided in this Section 10.2 shall be non-transferable unless otherwise agreed by Landlord in writing in its sole discretion.

11.	Cubicles. Landlord shall remove from the Expansion Space sixteen (16) cubicles, and Tenant shall be entitled to use any cubicles remaining in the Expansion Space following such removal (with such remaining cubicles referred to herein collectively as, the “Cubicles”), subject to the terms of this Section. Tenant shall have the right to use such Cubicles during the Term, at no additional cost except as hereinafter provided. Tenant agrees that the Cubicles are in their “as is” condition and in good order and satisfactory condition, and that there are no representations or warranties by Landlord regarding the suitability for Tenant’s use, the condition or any other matter relating to the Cubicles. Tenant, at its sole cost and expense, shall maintain the Cubicles in good condition and repair during the Term and in accordance with the conditions and requirements described in any warranties issued by the manufacturer of the Cubicles and delivered to Tenant. In the event of any damage to the Cubicles, Tenant shall provide written notice to Landlord of such damage and Tenant shall make any and all repairs that are necessary at Tenant’s sole cost and expense. If Tenant fails to make any repairs to the Cubicles for more than fifteen (15) days after notice from Landlord (although notice shall not be required if there is an emergency), Landlord may make the repairs, and Tenant shall pay the reasonable cost of the repairs to Landlord within thirty (30) days after receipt of an invoice, together with an administrative charge in an amount equal to ten percent (10%) of the cost of the repairs. At all times during the Term, Tenant shall cause the Cubicles to be insured pursuant to the provisions of Article 8.B of the Original Lease. Tenant agrees that notwithstanding anything to the contrary

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contained in this Amendment, the Cubicles are owned by Landlord and, upon the expiration or earlier termination of the Lease, as amended hereby, all Cubicles shall be returned to Landlord in the same condition as of the date of this Amendment, reasonable wear and tear excepted.

12.	Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

12.1	Landlord’s Notice Address. Landlord’s Notice Address set forth in Section XII.A of the First Amendment is hereby deleted in its entirety and replaced by the following:

“RREEF America REIT II CORP. MMM

26120 Eden Landing Road, Suite 2

Hayward, California 94545

Attn: Property Manager”

12.2	Landlord’s Remittance Address. Landlord’s Remittance Address set forth in Section XII.B of the First Amendment is hereby deleted in its entirety and replaced by the following:

“RREEF America REIT II Corp. MMM

DBA Dixon Landing

Dept #2050

P.O. Box 39000

San Francisco, California 94139”

12.3	Parking Density. As of the Expansion Effective Date, the Parking Density, as defined in the Basic Lease Information of the Original Lease and amended by Section XII.D of the First Amendment, is hereby revised to be 3 spaces per 1,000 rentable square feet of the Premises. Tenant hereby acknowledges and agrees that Tenant’s parking is located adjacent to the Building.

12.4	Substitution Landlord Work. Tenant hereby acknowledges that Landlord has performed all of its obligations in connection with the Substitution Landlord Work described in Exhibit B (Work Letter) of the First Amendment.

13.	Miscellaneous.

13.1	This Amendment, Exhibit A (Outlined and Location of Expansion Space) and Exhibit B (Tenant Alterations) sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

13.2	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

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13.3	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

13.4	Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

13.5	The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

13.6	Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment other than Cornish & Carey Commercial. Tenant agrees to indemnify and hold Landlord, its members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents (collectively, the “Landlord Related Parties”) harmless from all claims of any other brokers claiming to have represented Tenant in connection with this Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Amendment other than CPS. Landlord agrees to indemnify and hold Tenant, its members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents (collectively, the “Tenant Related Parties”) harmless from all claims of any other brokers claiming to have represented Landlord in connection with this Amendment.

13.7	Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

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13.8	Redress for any claim against Landlord under the Lease and this Amendment shall be limited to and enforceable only against and to the extent of Landlord’s interest in the Building. The obligations of Landlord under the Lease are not intended to and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its trustees or board of directors and officers, as the case may be, its investment manager, the general partners thereof, or any beneficiaries, stockholders, employees, or agents of Landlord or the investment manager.

IN WITNESS WHEREOF, Landlord and Tenant have entered into and executed this Amendment as of the date first written above.

LANDLORD:			TENANT:

RREEF AMERICA REIT II CORP. MMM, a Maryland corporation			RACKABLE SYSTEMS, INC., a Delaware corporation

By:	RREEF Management Company, a Delaware corporation, its property manager

	By:	/s/ Mary Blaser	By:	/s/ William Garvey
	Name:	Mary Blaser	Name:	William Garvey
	Its:	District Manager	Its:	General Counsel & Corp Dev

	Dated:	10/27, 2005	Dated:	10/27, 2005

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1

EXHIBIT A – OUTLINE AND LOCATION OF EXPANSION SPACE

attached to and made a part of the Amendment dated as of October 26, 2005, between

RREEF AMERICA REIT II CORP. MMM, a Maryland corporation, as Landlord and

RACKABLE SYSTEMS, INC., a Delaware corporation, as Tenant

Exhibit A is intended only to show the general layout of the Expansion Space as of the beginning of Expansion Effective Date. It does not in any way supersede any of Landlord’s rights set forth in the Lease with respect to arrangements and/or locations of public parts of the Building and changes in such arrangements and/or locations. It is not to be scaled; any measurements or distances shown should be taken as approximate.

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October 26, 2005	Approximately 9,830 SF

Initials

A-1

EXHIBIT B – TENANT ALTERATIONS

attached to and made a part of the Amendment dated as of October 26, 2005, between

RREEF AMERICA REIT II CORP. MMM, a Maryland corporation, as Landlord and

RACKABLE SYSTEMS, INC., a Delaware corporation, as Tenant

1.	Tenant, following the delivery of the Expansion Space by Landlord and the full and final execution and delivery of the Amendment to which this Exhibit B is attached and all prepaid rental and security deposits required under such agreement, shall have the right to perform alterations and improvements in the Expansion Space (the “Tenant Alterations”). Not withstanding the foregoing, Tenant and its contractors shall not have the right to perform Tenant Alterations in the Expansion Space unless and until Tenant has complied with all of the terms and conditions of Article 12 of the Original Lease, including, without limitation, approval by Landlord of the final plans for the Tenant Alterations and the contractors to be retained by Tenant to perform such Tenant Alterations. Tenant shall be responsible for all elements of the design of Tenant’s plans (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the Expansion Space and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of Tenant’s plans shall in no event relieve Tenant of the responsibility for such design. Landlord’s approval of the contractors to perform the Tenant Alterations shall not be unreasonably withheld or delayed. The parties agree that Landlord’s approval of the general contractor to perform the Tenant Alterations shall not be considered to be unreasonably withheld if any such general contractor (i) does not have trade references reasonably acceptable to Landlord, (ii) does not maintain insurance as required pursuant to the terms of the Lease, (iii) does not have the ability to be bonded for the work in an amount of no less than 100% of the total estimated cost of the Tenant Alterations, or (iv) is not licensed as a contractor in the state/municipality in which the Expansion Space is located. Tenant acknowledges the foregoing is not intended to be an exclusive list of the reasons why Landlord may reasonably withhold its consent to a general contractor.

2.	Provided Tenant is not in default, Landlord agrees to contribute the sum of $39,320.00 (the “Allowance”) toward the cost of performing the Tenant Alterations in preparation of Tenant’s occupancy of the Expansion Space. The Allowance may only be used for the cost of preparing design and construction documents and mechanical and electrical plans for the Tenant Alterations and for hard costs in connection with the Tenant Alterations. The Allowance shall be paid to Tenant or, at Landlord’s option, to the order of the general contractor that performed the Tenant Alterations, within thirty (30) days following receipt by Landlord of (i) receipted bills covering all labor and materials expended and used in the Tenant Alterations; (ii) a sworn contractor’s affidavit from the general contractor and a request to disburse from Tenant containing an approval by Tenant of the work done; (iii) full and final waivers of lien; (iv) as- built plans of the Tenant Alterations; and (v) the certification of Tenant and its architect that the Tenant Alterations have been installed in a good and workmanlike manner in accordance with the approved plans, and in accordance with applicable laws, codes and ordinances. The Allowance shall be disbursed in the amount reflected on the receipted bills meeting the requirements above. Notwithstanding anything herein to the contrary, Landlord shall not be obligated to disburse any portion of the Allowance during the continuance of an uncured default under the Lease, and Landlord’s obligation to disburse shall only resume when and if such default is cured.

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October 27, 2005

B-1

3.	In no event shall the Allowance be used for the purchase of equipment, furniture or other items of personal property of Tenant. If Tenant does not submit a request for payment of the entire Allowance to Landlord in accordance with the provisions contained in this Exhibit B on or before the date that is six (6) months following the Expansion Effective Date, any unused amount shall accrue to the sole benefit of Landlord, it being understood that Tenant shall not be entitled to any credit, abatement or other concession in connection therewith. Tenant shall be responsible for all applicable state sales or use taxes, if any, payable in connection with the Tenant Alterations and/or Allowance.

4.	Except as set forth in Section 8.1 and 8.2 of the Amendment, Tenant agrees to accept the Expansion Space in its “as-is” condition and configuration, it being agreed that Landlord shall not be required to perform any work or, except as provided above with respect to the Allowance, incur any costs in connection with the construction or demolition of any improvements in the Expansion Space.

5.	This Exhibit B shall not be deemed applicable to any additional space added to the Expansion Space at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Expansion Space or any additions to the Expansion Space in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

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B-2